Joseph LaCome

Attorney at Law

10100 North Central Expressway, Suite 590, Dallas, TX 75231

July 1, 2015

Michael McGregor Brown

President, Chairman and Chief Executive Officer

4426 N. 21st St.

Ozark, MO 65721

Phone: 417-207-3249

Re: McGregor Power Systems, Inc., Form S-1 Registration Statement

Mr. Brown:

I refer to the above-captioned registration statement on Form S-1 ("Registration Statement") under the Securities Act of 1933, as amended (“Act"), filed by McGregor Power Systems, Inc. a Delaware Corporation ("Company"), with the Securities and Exchange Commission.  The Registration Statement related to the offering of 50,000,000 shares of the Company's class B stock ("Common Stock"). Such shares are to be issued under the Registration Statement and the relating prospectus to be filed with the Commission.  The details of the offering are described in the Registration Statement on Form S-1.

I have examined the copies of such records of the Company, certificates of officers of the Company, as a basis for the opinion hereinafter expressed.  In such  examination,  I  have  assumed  the  genuineness  of all  signatures,  the authenticity of all documents submitted to me as certified copies or photocopies and the authenticity of the originals of such documents. Based on my examination mentioned above, I am of the opinion that 50,000,000 shares of common stock to be offered and sold are duly authorized shares of common stock will, when sold, be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to my firm under "Interest of Named Experts and Counsel" in the Registration Statement.

Sincerely,

/s/ Joseph LaCome

Joseph LaCome

Attorney at Law